Share Exchange Agreement

Party A: Consumer Capital Group Inc (hereinafter referred to as “CCG”)

Party B: Shanghai Zhong Hui Financial Information Services Corp.

Whereas:

Party A, CCG registered in Delaware, is a U.S. listed company, with the stock code of CCGN and the SEC registration number of 0001439299, and the office of chief executive officer is set at 100 Park Avenue, 16th Floor, New York 10017.

CCG has established the following five wholly owned subsidiaries in China:

1. Arki (Beijing) E-commerce Technology Corp.

2. America Pine (Beijing) Bio-Tech Inc.

3. America Arki Network Service Beijing Co., Ltd.

4. America Arki (Fuxin) Network Management Co., Ltd.

CCG has totally invested in and operated three E-commerce platforms throughout the world: www.ccgusa.com in U.S.; www.ccmus.com in China; and www.wancang.com.

All of the above-mentioned platforms are system platforms under CCG at the internet+ consumption innovation model and also service platforms for the sellers and buyers to make commodity trading.

Party B, Shanghai Zhong Hui Financial Information Services Corp. (“FBD”), is an internet financing business established in May 2014, engaging in financial IT outsourcing, financial BPO and investment management under the entrustment of financial institutions, with the registered capital of RMB 30 million.

The main businesses of Party A are to be shifted to internet financial services. In order to improve the value of the company and share price, based on several negotiations with Party B, it is agreed that Party A shall issue shares and warrants to the stockholders of Party B and exchange for 51% of the capital stock of Party B. The financing market will be expanded and the chancel demand of the project party will be expanded after this collaboration. On the basis of fairness and free will, with the purpose of maximizing the benefit, meeting the mutual demand of both parties in shortest time and realizing high growth of capital, through friendly negotiation, Party A and Party B hereby reach the following agreement on the issue of realizing the merger of the two enterprises so as to exert the mutual advantages for resource complementation and achieving complementation and sharing of advantages and win-win situation:

I.	Party A makes private placement of 15.8 million common shares to the original stockholders and management of Party B in accordance with the Agreement: among such shares, there are 5 million shares with the consideration of each share of $1 and exchange rate of 6.23 and converted into RMB 31.15 million, issue to the stockholders of Party B and exchange for 51% of the capital stock of Party B, and the board of directors of Party A resolves to additionally issue 5 million common shares to the original stockholders of Party B, and additionally issue three-year warrants purchasing up to 5,800,000 shares of Party A’s Common Stock at an exercise price of $2.00 per share , to strength the performance incentive to the operation management team after capital recombination. The board of directors of Party B shall prepare the performance incentive and option system after the recombination. The shareholders and the operation management team of Party B, on fully diluted basis, own 45.31% of the total share capital of CCG listed company (34.87 million shares) after the capital recombination of CCG and the name, legal representative and registered address of Party B after merger shall remain unchanged and only the registered capital and the shareholders will be modified. Party A will consolidate financial statements of Party B based on its 51% controlling interest in Party B and the consolidated financial statements will be audited by the securities lawyers of listed companies or independent auditors.

1

After recombination, Party A appoints Li Hanzhen as the chairman of the board of directors of Shanghai Zhong Hui Financial Information Services Corp. to be responsible for creating the operation management team for CCG’s wholly-owned subsidiaries and holding companies in China. After the capital recombination, CCG will strengthen the promotion of the business model of www.fubangdai.com in the capital market, improve the awareness, activeness and trade volume of CCGN shares, maximize the benefit of the shareholders, support the rapid development and expansion of internet financial model through equity and bond financing in Wall Street, increase the performance, support the operation of CCGN shares in securities market and continuously improve the market value of the company so as to realize the high growth of CCG capitals.

II.	Party B shall undertake that the target of annual performance growth in the operation after the recombination is 30%. Both parties hereto undertake that they will, after the first capital recombination, try their best for gaining high growth of share capital in the capital market and for the benefit of the shareholders, the company and the operation management team.

III.	Within 25 working days after the auditor or the lawyer reviews the consolidated statements, Party A shall issue the share certificate to the shareholders and the operation management team of Party B specifying the proportion in the total share capital of CCGN and post the 15.8 million common CCGN shares and share options to the address provided by the new shareholders of Party B through CCG’s share transfer body.

IV.	Party A and Party B have reached the following consensuses with regard to the prospect and capital operation after this equity reciprocal holding:

1.	CCG holds the meeting of shareholder representatives after the first capital recombination and the chairman of the board of directors will nominate the members of the new board of directors and the new directors will be elected in the meeting of shareholder representatives. Based on the resolution of the board of directors, PE private financing strategic partners will be introduced through the internet financial Fubangdai project and the performance and data of growth brought by the innovative business model of Fubangdai project after merger will be mainly disclosed and the performance growth information in the three years after the capital recombination will be used to attract the investors to make decisions. This stage starts from December 2014 and ends in December 2015 and will seek equity financing amount of USD 30 million from the strategic investment partners. This is to support the business of Fubangdai, expand the demand of capital, improve the value of the company and promote quick growth.

2.	Independent audit firms or lawyer firms will be engaged for delivering to SEC the application report for transferring to the main board market of NASDAQ for trading and mainly for the disclosure of the financial statements of Party B after capital recombination. It will be specified that the company newly introduces the internet financial Fubangdai project after capital recombination and adopts independent innovative business model to increase the cash flow by RMB 600 million; and the profit of RMB 50 million is in the tendency of steady rise and sustainable development. Thus the target of the price of CCGN shares in the capital market is $30/share. The benefit of the shareholders of the company will be maximized in shortest time and the scale of the internet financial market and capital market will be made stronger and stronger.

3.	The equities can be traded in the main board market of NASDAQ. The growing period of this stage is decided by whether the newly-increased Fubangdai business performance in the internet financing meets the requirements for global IPO.

2

V.	Rights and obligations of both parties

1.	After the validation hereof, both parties hereto shall actively cooperate with each other to handle the equity change registration procedures and provide relevant materials to each other in time.

2.	Party A and Party B both undertake that they have not made any agreement (contract) (except the Agreement) with any person or undertaken to any person to sell or transfer the newly increased or transferred equities hereunder before the date hereof and undertake that the recapitalization hereunder has not suffered any unknown situation that will cause the failure in reciprocal holding of such equities such as pledge or guarantee and has not involved in any dispute or action; otherwise the breaching party shall undertake the liabilities for compensation.

3.	Party A and Party B both undertake that the recombination hereunder have not violated the regulations in the articles of association of both parties and relevant procedures have been handled and relevant documents have been signed in accordance with the articles of association of both parties. If the Agreement fails to become effective or be performed due to the reasons specified in the articles of association of one party, the breaching party shall compensate the observing party for all losses caused thereby.

4.	Party A and Party B are both obliged to carry out all necessary actions such as delivery of materials and sign all necessary documents after the validation hereof for realizing the purposes hereof.

VI.	The Agreement shall become effective after the shareholders of Party A and Party B separately sign the agreement regarding capital increase and share expansion by foreign capital, amend the articles of association of Party B and submit it to the Business Council of Shanghai Zhabei District for approval and to the industrial and commercial department for change registration and, Party B, its shareholders and operating management team legally gain the 15.8 million effective options of common CCGN shares.

VII.	After the Agreement is signed, both parties hereto shall not terminate the Agreement without reasons. Both parties hereto shall observe the provisions hereof without any breach.

VIII.	Beside the Agreement, for the agreements conflicting with the provisions hereof, the Agreement shall prevail.

IX.	Matters uncovered herein shall be settled by both parties hereto through negotiation. If it shall be settled through legal action, such legal action shall be carried out at the court at the place of Party B.

X.	The Agreement shall be made in four copies, with Party A and Party B holding two copies respectively.

Party A: Consumer Capital Group Inc

Signature of legal representative:

Date:

Party B: Shanghai Zhong Hui Financial Information Services Corp.

Signature of legal representative:

Date:

3